CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Outperformance PLUS due 2011	$13,741,000	$421.85

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 458 to
Amendment No. 1 to PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated December 20, 2007
Rule 424(b)(2)
$13,741,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Outperformance Capital Protected Notes Due December 20, 2011
Based on the Performance of a Basket Comprised of Shares of the iShares® MSCI EAFE Index Fund and
Shares of the iShares® MSCI Emerging Markets Index Fund Relative to the Performance of
the S&P 500® Index

Unlike ordinary debt securities, the notes do not pay interest.  Instead, the notes will pay at maturity the principal amount of $1,000 plus a supplemental redemption amount, if any, based on the performance of a weighted basket (the “basket”) of shares of the iShares® MSCI EAFE Index Fund (the “EFA shares”) and shares of the iShares® MSCI Emerging Markets Index Fund (the “EEM shares,” and together with EFA shares, the “basket shares”) relative to the performance of the S&P 500® Index (the “SPX index”) over the term of the notes, as measured on four annual averaging dates.  The basket is comprised of EFA shares, with a 75% weighting, and EEM shares, with a 25% weighting.  In no event will the payment at maturity be less than the principal amount of $1,000.
•	The principal amount and issue price of each note is $1,000.
•	We will not pay interest on the notes.
•
At maturity, you will receive, for each $1,000 principal amount of notes, the principal amount plus a supplemental redemption amount, if any, based on the performance of the basket relative to the SPX index, as measured on four annual averaging dates.

•
The supplemental redemption amount will equal $1,000 times (x) the average outperformance return times (y) the participation rate of 150%; provided that the supplemental redemption amount will not be less than zero.

•
The average outperformance return will equal the arithmetic average of the outperformance returns obtained on each of the four averaging dates.  The outperformance return on each averaging date will equal the basket return minus the SPX index return, each as determined on the relevant averaging date; provided that the outperformance return will not be less than zero.  The outperformance return will be a positive number if the basket has outperformed the SPX index on the applicable averaging date and will be zero if the basket has underperformed the SPX index on the applicable averaging date.

➢
The basket return on each averaging date will be the percentage change, whether positive or negative, in the basket closing value on the relevant averaging date from the initial basket value which was set at 100 on the day we priced the notes for initial sale to the public, which we refer to as the pricing date, and is equal to the sum of the products of the closing price on the pricing date of $79.13 for the EFA shares and $149.22 for the EEM shares times the applicable multiplier for such basket shares.  The multiplier for each of the basket shares was set on the pricing date based on the closing price of such basket shares so that such basket shares are reflected in the predetermined initial basket value of 100 in accordance with its applicable weighting and will remain constant for the term of the notes.

➢
The SPX index return on each averaging date will be the percentage change, whether positive or negative, in the closing value of the SPX index on the relevant averaging date from 1,460.12, the closing value of the SPX index on the pricing date.

•
The averaging dates will be December 16, 2008, December 16, 2009, December 16, 2010 and December 16, 2011, in each case subject to postponement for non-trading days or non-index business days and for certain market disruption events.

•
Investing in the notes is not equivalent to investing in the EFA shares, the EEM shares or the SPX index or the component stocks of the MSCI EAFE Index, the MSCI Emerging Markets Index or the SPX index.

•	The notes will not be listed on any securities exchange.
•	The CUSIP number for the notes is 6174462G3.
You should read the more detailed description of the notes in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”
The notes involve risks not associated with an investment in conventional debt securities.  See “Risk Factors” beginning on PS-11.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER NOTE

	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per note	100%	0.05%	99.95%
Total	$13,741,000	$6,870.50	$13,734,129.50
(1)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Plan of Distribution.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kongother than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

(a)      an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)      an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)      a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)      otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the notes we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The notes offered are medium-term debt securities of Morgan Stanley.  The return on the notes is linked to the performance of a weighted basket (the “Basket”) of shares of the iShares® MSCI EAFE Index Fund (the “EFA Shares”) and shares of the iShares® MSCI Emerging Markets Index Fund (the “EEM Shares,” together with the EFA Shares, the “Basket Shares”) relative to the performance of the S&P 500® Index (the “SPX Index”).  These notes combine features of a debt investment and an equity investment by offering at maturity 100% principal protection with the opportunity to participate in the positive performance of the Basket relative to the SPX Index.  The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental redemption amount based on the performance of the Basket relative to the performance of the SPX Index over the term of the notes, as measured on four annual averaging dates.

“iShares®” is a registered trademark of Barclays Global Investors, N.A.  “Standard & Poor’s®,” “S&P®,” “S&P 500®” and “S&P 500® Index” are trademarks of Standard & Poor’s® Corporation and have been licensed for use by Morgan Stanley.

Each note costs $1,000
We, Morgan Stanley, are offering you Outperformance Capital Protected Notes Due December 20, 2011, Based on the Performance of the Basket comprised of Shares of the iShares® MSCI EAFE Index Fund and Shares of the iShares® MSCI Emerging Markets Index Fund Relative to the Performance of the S&P 500® Index, which we refer to as the notes.  The stated principal amount of each note is $1,000.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

The notes offer a payment at maturity based on whether the Basket outperforms the SPX Index
The notes offer a payment at maturity based on the performance of the Basket relative to the performance of the SPX Index, as measured on four annual averaging dates.

The following table sets forth the Basket Shares and the basket weighting, the initial share price and the multiplier for each Basket Shares:

Basket Shares	Basket Weighting	Initial Share Price	Multiplier
Shares of the iShares® MSCI EAFE Index Fund (the “EFA Shares”)	75%	79.13	0.947807406
Shares of the iShares® MSCI Emerging Markets Index Fund (the “EEM Shares”)	25%	149.22	0.167537864

The EFA Shares are shares of the iShares® MSCI EAFE Index Fund, an exchange-traded fund managed by iShares®, Inc., a registered investment company.  iShares®, Inc. consists of numerous separate investment portfolios, including the iShares®

MSCI EAFE Index Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index.  It is possible that this fund may not fully replicate the performance of the MSCI EAFE Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.  The MSCI EAFE Index is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and in Europe and Asia, which are Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

The EEM Shares are shares of the iShares® MSCI Emerging Markets Index Fund, also an exchange-traded fund managed by iShares®, Inc., a registered investment company.  iShares®, Inc. consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  It is possible that this fund may not fully replicate the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.  The MSCI Emerging Markets Index, which was developed as an equity benchmark for international stock performance, is designed to measure equity market performance in the global emerging markets and consists of 25 selected emerging market country indices.  Each component country index is a sampling of equity securities across industry groups in such country’s equity markets.

The SPX Index, which is calculated, maintained and published by Standard & Poor’s Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

The notes therefore offer exposure to the performance of the equity markets outside the United States in developed and emerging economies (with a stronger focus on those of developed economies) relative to the performance of large capitalization stocks on the U.S. equities market, as measured by the performance of the Basket and the SPX Index, respectively.

Payment at maturity
Unlike ordinary debt securities, the notes do not pay interest.  Instead, at maturity, for each note that you hold, you will receive the principal amount of $1,000 plus a supplemental redemption amount, if any, based on the performance of the Basket relative to the SPX Index, as measured on four annual averaging dates.

100% Principal Protection
At maturity, we will pay you at least $1,000 plus a supplemental redemption amount, if any.
Payment at Maturity The payment at maturity will be calculated as follows:

Payment at maturity = $1,000 + supplemental redemption amount Beginning on PS-9, we have provided examples of hypothetical payouts on the notes.
The Supplemental Redemption Amount is Linked to the Performance of the Basket Relative to the SPX Index

The supplemental redemption amount will equal (i) $1,000 times (ii) the average outperformance return times (iii) the participation rate of 150%; provided that the supplemental redemption amount will not be less than zero.  The supplemental redemption amount will be calculated as follows:

supplemental redemption amount   =   $1,000   x   average outperformance return   x   participation rate

where

average outperformance return	=	the arithmetic average of the outperformance returns determined on each of the four averaging dates, as calculated on the final averaging date

outperformance return	=
With respect to each averaging date:

basket return – SPX Index return

; provided that the outperformance return will not be less than zero.

The outperformance return will be a positive number if the Basket outperforms the SPX Index.  If the Basket underperforms the SPX Index on any averaging date or performs at the same level as the SPX Index, the outperformance return for such averaging date will be zero.

where,

basket return	=	With respect to each averaging date:
basket final value − basket initial value
basket initial value

SPX Index return	=	With respect to each averaging date:
SPX Index final value − SPX Index initial value
SPX Index initial value

and where,

basket initial value	=	100, which equals the sum of the products of (i) the share price of each of the Basket Shares on the basket setting date and (ii) the multiplier for such Basket Shares

multiplier	=
The multipliers were set on the basket setting date based on each Basket Shares’ respective initial share price so that each of the Basket Shares is reflected in the predetermined initial basket value in accordance with its applicable weighting and will remain constant for the term of the notes.

basket setting date	=	For both the EFA Shares and the EEM Shares, the pricing date

basket final value	=	With respect to each averaging date, the basket value as determined on such averaging date

basket value	=	the basket value on any day will equal the sum of the products of (i) the share price of each of the Basket Shares on such day and (ii) the multiplier for such Basket Shares

SPX Index initial value	=	1,460.12, the closing value of the SPX Index on the pricing date

SPX Index final value	=	With respect to each averaging date, the closing value of the SPX Index as determined on such averaging date

averaging date	=
December 16, 2008, December 16, 2009, December 16, 2010 and December 16, 2011, in each case subject to adjustment for non-trading days and non-index business days and for certain market disruption events

The participation rate is 150% and will enhance any positive average outperformance of the Basket relative to the SPX Index.  Accordingly, if there is a positive average outperformance return at maturity, the return on your investment will be at a rate of 1.50 times the rate of the average outperformance return, or 1.50% gain of principal for every 1% of average outperformance return.

We will assess the extent of any outperformance or underperformance of the Basket relative to the SPX Index by taking the basket return (which will be expressed as a percentage increase or decrease) and comparing it to the SPX Index return (which will also be expressed as a percentage increase or decrease).  If the basket return exceeds the SPX Index return, the Basket will have outperformed the SPX Index.  Conversely, if the basket return is less than SPX Index return, then the Basket will have underperformed the SPX Index.  For example, if the basket return on any averaging date is 25% (meaning the Basket has appreciated 25% from the basket setting date to the relevant averaging date) and the SPX Index return is 11% (meaning the SPX Index has appreciated 11% from the basket setting date to the relevant averaging date), the Basket will have outperformed the SPX Index by 14%, resulting in an outperformance return of 14% for the relevant averaging date.  If the basket return is – 10% and the SPX Index return is – 24% on any averaging date, the Basket will still have outperformed the SPX Index by 14% despite the decline in the value of the Basket, as the Basket has depreciated less than the SPX Index and the basket return exceeds the SPX Index return on the relevant averaging date.  If, on the other hand, the basket return is 25% and the SPX Index return is 36% on any averaging date, the Basket will have underperformed the SPX Index by 11%.

Because the outperformance return may not be less than zero, if the basket return minus the SPX Index return on any averaging date results in a negative number, the outperformance return for such averaging date will be zero.  Accordingly, if the Basket outperforms the SPX Index on one averaging date and underperforms the SPX Index on the other three averaging dates, you will still receive a positive supplemental redemption amount in addition to the principal amount of $1,000, although the positive outperformance return on one averaging date will be partially offset by zero outperformance returns on the other averaging dates when calculating the average outperformance return.  If the Basket does not outperform the SPX Index on any of the four averaging dates, however, no supplemental redemption amount will be paid and you will receive only the principal amount of $1,000 at maturity.

On PS-9, we have provided a set of examples which show how the relative performances of the EFA Shares and the EEM Shares on the averaging dates can affect your payment at maturity.

You can review the historical and indicative values and performances of the Basket and the SPX Index in the section of this pricing supplement called “Description of Notes—Historical and Indicative Information.”

Investing in the notes is not equivalent to investing in the Basket Shares or the respective indices underlying each of the Basket Shares, or the SPX Index or any of the respective stocks underlying the SPX Index.  Your investment is based on the performance of the Basket relative to the performance of the SPX Index, as measured on four annual averaging dates during the term of the notes.  You will receive a positive return on your investment if the Basket outperforms the SPX Index on at least one of the four averaging dates.  You will receive no supplemental redemption amount and only the principal amount of $1,000 at maturity if the Basket does not outperform the SPX Index on any of the four averaging dates.

MSCI is our subsidiary
MSCI publishes the MSCI EAFE Index and the MSCI Emerging Markets Index and is a majority-owned subsidiary of Morgan Stanley.  MSCI is responsible for the design and maintenance of the MSCI EAFE Index and the MSCI Emerging Markets Index, including decisions regarding the calculation of the indices, such as the addition and deletion of component stocks and other methodological modifications of the indices.  The actions and judgments of MSCI may affect the value of the MSCI EAFE Index and the MSCI Emerging Markets Index and, consequently, could adversely affect the closing share prices, to the extent that the EFA Shares and the EEM Shares generally track the MSCI EAFE Index and the MSCI Emerging Markets Index, respectively, and the value of the notes.  The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests.

MS & Co. will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MS & Co. has determined the closing prices of the Basket Shares and the closing value of the SPX Index on the pricing date and will determine the closing prices of the Basket Shares and the closing value of the SPX Index on each averaging date, the basket final values, the SPX Index final values, the basket returns, the SPX Index returns and the outperformance returns on each averaging date and determine the average outperformance return and calculate the payment at maturity.

Where you can find more information on the notes
The notes are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—General Terms of Notes” and “—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Description of Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all the information that may be important to you.  For a detailed description of the terms of the notes, you should read the “Description of Notes” section in this pricing supplement.  You should also read about some of the risks involved in investing in the notes in the section called “Risk Factors.”  The tax treatment of investments in equity-linked securities such as these differs from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE NOTES AT MATURITY

Outperformance return is a measure of the relative performance of the Basket to the SPX Index, not of the standalone performance of the Basket or the SPX Index.  It is possible for the Basket to have outperformed the SPX Index even when the Basket has depreciated in value and, similarly, it is possible for the Basket to have underperformed the SPX Index even when the Basket has appreciated in value.  If the amount of outperformance is negative on any averaging date, the outperformance return for such date will be 0%.

The following three examples demonstrate the effect of the relative performances of the Basket and the SPX Index on your investment return and are based on the following terms:

•	Stated principal amount per note: $1,000

•	Participation rate: 150%

Example 1:   The Basket appreciates more, or depreciates less, than the SPX Index on two of the four averaging dates; investors receive a total return of 9% on the notes.

	1st Averaging Date	2nd Averaging Date	3rd Averaging Date	Final Averaging Date
Basket return:	7%	– 10%	– 5%	16%
SPX Index return:	13%	– 14%	5%	– 4%
Amount of Outperformance:	—	4%	—	20%
Amount of Underperformance:	6%	—	10%	—
Outperformance Return:	0%	4%	0%	20%
Average Outperformance Return:	(0% + 4% + 0% + 20%) / 4 = 6%
Payment at Maturity:	$1,000 + ($1,000 x 150% x 6%) = $1,090
Total Return on the notes:	9%
Annualized Return on the notes:	2.178%

In the above example, the Basket has appreciated 16% and the SPX Index has depreciated 4% on the final averaging date, producing an outperformance return of 20% on the final averaging date (representing the difference between the performance of the Basket and the performance of the SPX Index on such date).  Over the term of the notes, the Basket underperformed the SPX Index on the first and third averaging dates, resulting in a 0% outperformance return on the respective averaging dates, and the Basket outperformed the SPX Index by 4% on the second averaging date, producing a 4% outperformance return for such date.  In this example, the 20% outperformance return achieved on the final averaging date is partially offset by the relative performance of the Basket to the SPX Index measured on the earlier three averaging dates.  With an average outperformance return of 6% enhanced by the 150% participation rate, the total return on an investment in the notes would be 9%, which would equal an annualized return of 2.178%.

Example 2:   The Basket appreciates more, or depreciates less, than the SPX Index on two of the four averaging dates; investors receive a total return of 10.5% on the notes.

	1st Averaging Date	2nd Averaging Date	3rd Averaging Date	Final Averaging Date
Basket return:	5%	– 3%	– 2%	– 15%
SPX Index return:	– 5%	– 21%	8%	0%
Amount of Outperformance:	10%	18%	—	—
Amount of Underperformance:	—	—	10%	15%
Outperformance Return:	10%	18%	0%	0%
Average Outperformance Return:	(10% + 18% + 0% + 0%) / 4 = 7%
Payment at Maturity:	$1,000 + ($1,000 x 150% x 7%) = $1,105
Total Return on the notes:	10.5%
Annualized Return on the notes:	2.526%

In the above example, the Basket has depreciated 15% and the SPX Index has remained the same on the final averaging date.  While the Basket underperformed the SPX Index by 15% on such date, the outperformance return, which may not be less than zero, is 0% for the final averaging date.  The outperformance return on the third averaging date is also 0% as the SPX Index outperformed the Basket on such date.  However, over the term of the notes, the Basket outperformed the SPX Index on the first and second averaging dates, resulting in 10% and 18% outperformance returns on the respective averaging dates.  With an average outperformance return of 7% enhanced by the 150% participation rate, the total return on an investment in the notes would be 10.5%, which would equal an annualized return of 2.526%.

Example 3:   The Basket appreciates less than the SPX Index on each of the four averaging dates; investors receive a 0% return on the notes.

	1st Averaging Date	2nd Averaging Date	3rd Averaging Date	Final Averaging Date
Basket return:	4%	8%	11%	14%
SPX Index return:	6%	14%	19%	25%
Amount of Outperformance:	—	—	—	—
Amount of Underperformance:	2%	6%	8%	11%
Outperformance Return:	0%	0%	0%	0%
Average Outperformance Return:	0%
Payment at Maturity:	$1,000 + ($1,000 x 150% x 0%) = $1,000
Total Return on the notes:	0%
Annualized Return on the notes:	0%

In the above example, the Basket underperformed the SPX Index on each of the four averaging dates although the Basket has steadily appreciated in value over the term of the notes.  The performance of the Basket relative to the SPX Index produces a 0% outperformance return on all four averaging dates, resulting in the average outperformance return of 0%.  An investment in the notes results in a 0% return.

As illustrated by the examples above, an investment in the notes will result in a positive return if the Basket outperforms the SPX Index on at least one of the four averaging dates.  On the other hand, investors will receive no supplemental redemption amount and will receive only the principal amount of $1,000 at maturity, if the Basket does not outperform the SPX Index on any of the four averaging dates.

RISK FACTORS

The notes are not secured debt and do not pay interest.  The payment you receive at maturity is linked to the performance of the Basket relative to the performance of the SPX Index, as measured on four annual averaging dates.  Investing in the notes is not equivalent to investing directly in either the Basket Shares or the SPX Index.  This section describes the most significant risks relating to the notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior notes, the notes do not pay interest
The terms of the notes differ from those of ordinary debt securities in that we will not pay interest on the notes.  Because of the variable nature of the supplemental redemption amount due at maturity, which may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.  The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the performance of the Basket relative to the SPX Index.

The payment at maturity is based on the performance of the Basket relative to the performance of the SPX Index on four annual averaging dates
The payment at maturity is based on the performance of the Basket relative to the performance of the SPX Index, as measured on four annual averaging dates during the term of the notes.  On any averaging date, the Basket must have either increased by a greater percentage or, if the SPX Index and the Basket both decrease, have decreased by a lesser percentage than the SPX Index for the outperformance return on the relevant averaging date to be a positive number.  If the Basket underperforms the SPX Index on any averaging date, the outperformance return on the relevant averaging date will be zero.  You will receive a positive return on your investment if the Basket outperforms the SPX Index on at least one of the four averaging dates.  You will receive no supplemental redemption amount and only the principal amount of $1,000 at maturity, if the Basket does not outperform the SPX Index on any of the four averaging dates.

The notes will not be listed
The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  Our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., currently intends to act as a market maker for the notes but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.  Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

Market price of the notes may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

•  the value and performance of the Basket and the SPX Index at any time, and in particular, whether the Basket is outperforming or underperforming the SPX Index,

• changes in the volatility (frequency and magnitude of changes in values) of the Basket Shares and the SPX Index,
• interest and yield rates in the market,

• the dividend rate on the Basket Shares and on the respective stocks underlying the SPX Index,

•  geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the component stocks of the MSCI EAFE Index and the MSCI Emerging Markets Index and the component stocks of the SPX Index or stock markets generally and that may affect the closing values of the Basket Shares and the SPX Index on the averaging dates,

• the occurrence of certain events affecting the EFA Shares and the EEM Shares that may or may not require an adjustment to the relevant adjustment factors,
• the time remaining until the notes mature, and
• our creditworthiness.

Some or all of these factors will influence the price you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the stated principal amount if, at the time of sale, the Basket is underperforming the SPX Index.

You can review the historical values of the Basket and the SPX Index in the section of this pricing supplement called “Description of Notes—Historical Information.”  You cannot predict the future performance of the Basket and the SPX Index based on their historical performance.  We cannot guarantee that the Basket will outperform the SPX Index on any of the four averaging dates so that you will receive a payment at maturity in excess of $1,000.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The value of the Basket Shares are subject to currency exchange risk
Because the price of the EFA Shares and the EEM Shares reflects the U.S. dollar value of the stocks underlying the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund, respectively, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI EAFE Index or the MSCI Emerging Markets Index, the value of the EFA Shares and the EEM Shares will be adversely affected and the payment at maturity on the notes may be reduced.

Of particular importance to potential currency exchange risk are:

• existing and expected rates of inflation;
• existing and expected interest rate levels;
• the balance of payments; and

• the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

There are risks associated with investments in securities linked to the value of foreign equity securities
The stocks included in the MSCI EAFE Index and the MSCI Emerging Markets Index and that are generally tracked by the EFA Shares and the EEM Shares, respectively, have been issued by companies in various foreign countries.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

You have no shareholder rights as an investor in the notes
As an investor in the notes, you will not have voting rights, the right to receive dividends or other distributions or any other rights with respect to the EFA Shares or the EEM Shares or the component stocks of the MSCI EAFE Index and the MSCI Emerging Markets Index or the component stocks of the SPX Index.

Investing in the notes is not equivalent to investing in the Basket or the SPX Index
Investing in the notes is not equivalent to investing in the EFA Shares or the EEM Shares, or the MSCI EAFE Index, the MSCI Emerging Markets Index or the SPX Index or their respective component stocks.  Unlike a direct investment in the Basket, you may not earn a positive return even if the Basket appreciates over the term of the notes and in certain circumstances, you may earn a positive return even if the Basket has depreciated in value at maturity.  You should review the hypothetical examples beginning on PS–9.

Adjustments to the EFA Shares or the EEM Shares or to the MSCI EAFE Index or the MSCI Emerging Markets Index or to the SPX Index could adversely affect the value of the notes
Barclays Global Fund Advisors, which we refer to as BGFA, is the investment adviser to the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund, which seek investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index and the MSCI Emerging Markets Index, respectively.  MSCI is responsible for calculating and maintaining the MSCI EAFE Index and the MSCI Emerging Markets Index.  MSCI can add, delete or substitute the stocks underlying these indices or make other methodological changes that could change the value of these indices.  Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks composing the iShares® MSCI EAFE Index Fund or the iShares® MSCI Emerging Markets Index Fund.  Any of these actions could adversely affect the price of the Basket Shares and, consequently, the value of the notes.

Standard and Poor’s, which we refer to as S&P, is responsible for calculating and maintaining the SPX Index.  S&P can add, delete or substitute the stocks underlying the SPX Index or make other methodological changes that could change the value of the SPX Index.  S&P may discontinue or suspend calculation or dissemination of the SPX Index.  Any of these actions could adversely affect the value of the notes.

The EFA Shares and the MSCI EAFE Index and, similarly, the EEM Shares and the MSCI Emerging Markets Index, are different
The performance of the EFA Shares may not exactly replicate the performance of the MSCI EAFE Index because the iShares® MSCI EAFE Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI EAFE Index.  It is also possible that the iShares® MSCI EAFE Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI EAFE Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between this fund and the MSCI EAFE Index or due to other circumstances.  BGFA may invest up to 10% of the iShares® MSCI EAFE Index Fund’s assets in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the MSCI EAFE Index.  For similar reasons, the performance of the EEM Shares may not exactly replicate the performance of the MSCI Emerging Markets Index.

The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the EFA Shares or the EEM Shares
MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the EFA Shares or the EEM Shares.  However, the calculation agent will not make an adjustment for every event that could affect the EFA Shares or the EEM Shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the notes may be materially and adversely affected.

The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. As calculation agent, MS & Co. will determine the closing prices of the Basket Shares and the closing values of the SPX Index on the pricing date and on each averaging date, the basket final values, the SPX Index final values, the basket returns, the SPX Index returns and the outperformance returns on each averaging date and determine the average outperformance return and calculate the payment at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index value in the event of a discontinuance of the index, may affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of Notes—Market Disruption Event,” “—Discontinuance of either Basket Shares and/or MSCI EAFE Index or MSCI Emerging Markets Index; Alteration of Method of Calculation” and “—Discontinuance of the SPX Index; Alteration of Method of Calculation.”

The original issue price of the notes includes the agent’s commissions and certain costs of hedging our obligations under the notes.  The subsidiaries through which we hedge our obligations under the notes expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the value of the notes
MS & Co. and other affiliates of ours have carried out and will continue to carry out hedging activities related to the notes (and possibly to other instruments linked to the EFA Shares, the EEM Shares or the SPX Index or the component stocks underlying the MSCI EAFE Index, the MSCI Emerging Markets Index or the SPX Index), including trading in the Basket Shares and/or trading short in the stocks underlying the SPX Index, and by taking positions in options contracts on the Basket Shares and taking short positions in futures contracts on the SPX Index as well as in other instruments related to the Basket Shares and the SPX Index.  MS & Co. and some of our other subsidiaries also trade the Basket Shares and the stocks underlying the SPX Index and other financial instruments related to the Basket Shares and the SPX Index and the stocks underlying the MSCI EAFE Index, the MSCI Emerging Markets Index and the SPX Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have potentially increased the prices of the Basket Shares and/or decreased the value of the SPX Index and, as a result, could have adversely affected the values at which the Basket and the SPX Index must close on each averaging date before you receive a payment at maturity that exceeds the principal amount of the notes.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the values of the Basket and the SPX Index, including their performance relative to each other and, accordingly, the amount of cash you will receive at maturity.

The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as set forth in this pricing supplement) of the notes even though no stated interest will be paid on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  Please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation” and the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement.

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Notes” refers to each $1,000 Stated Principal Amount of any of our Outperformance Capital Protected Notes Due December 20, 2011, Based on the Performance of the Basket comprised of Shares of the iShares® MSCI EAFE Index Fund and Shares of the iShares® MSCI Emerging Markets Index Fund Relative to the Performance of the S&P 500® Index.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$13,741,000

Original Issue Date (Settlement Date)	December 28, 2007

Maturity Date
December 20, 2011, subject to extension if the final Averaging Date is postponed in accordance with the definition thereof.  If the  final Averaging Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following the final Averaging Date as postponed.

Pricing Date	December 20, 2007, the day we priced the Notes for initial sale to the public.

Interest Rate	None

Specified Currency	U.S. dollars

CUSIP Number	6174462G3

Denominations	$1,000 and integral multiples thereof

Stated Principal Amount	$1,000 per Note

Issue Price	$1,000 per Note

Payment at Maturity
At maturity, upon delivery of the Notes to the Trustee, we will pay with respect to the $1,000 principal amount of each Note an amount in cash equal to $1,000 plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent.

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each Note, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Supplemental Redemption Amount
The Supplemental Redemption Amount will equal (i) $1,000 times (ii) the Average Outperformance Return times (iii) the Participation Rate; provided that the Supplemental Redemption Amount will not be less than zero.  The Calculation Agent will calculate the Supplemental Redemption Amount on the final Averaging Date.

Average Outperformance Return	The arithmetic average of the Outperformance Returns obtained on each of the four Averaging Dates. The Calculation Agent will calculate the Average Outperformance Return on the final Averaging Date.

Outperformance Return
The Outperformance Return on any Averaging Date will equal the Basket Return less the SPX Index Return, each as determined on the relevant Averaging Date; provided that the Outperformance Return on any Averaging Date will not be less than zero.  The Outperformance Return will be a positive number if the Basket outperforms the SPX Index on the relevant Averaging Date and will be zero if the Basket underperforms, or performs the same as, the SPX Index on the relevant Averaging Date.  The Calculation Agent will calculate the Outperformance Return for each Averaging Date on the applicable Averaging Date.

Basket	The following table sets forth the Basket Shares and the Basket Weighting, the Initial Share Price and the Multiplier for each of the Basket Shares:

Basket Shares	Basket Weighting	Initial Share Price	Multiplier
Shares of the iShares® MSCI EAFE Index Fund (the “EFA Shares”)	75%	79.13	0.947807406
Shares of the iShares® MSCI Emerging Markets Index Fund (the “EEM Shares”)	25%	149.22	0.167537864

Multiplier	The Multiplier for each Basket Share set forth in the table under “—Basket” above was set on the Pricing Date and will remain constant for the term of the Notes.

Basket Setting Date	With respect to the EFA Shares and the EEM Shares, the Basket Setting Date is the Pricing Date.

SPX Index	The S&P 500® Index

Participation Rate	150%

Basket Return
The Basket Return on any Averaging Date will equal (a) Basket Final Value less Basket Initial Value divided by (b) Basket Initial Value as determined by the Calculation Agent on the relevant Averaging Date.

SPX Index Return
The SPX Index Return on any Averaging Date will equal (a) SPX Index Final Value less SPX Index Initial Value divided by (b) SPX Index Initial Value as determined by the Calculation Agent on the relevant Averaging Date.

Basket Initial Value	100

Basket Final Value	With respect to each averaging date, the Basket Value as determined by the Calculation Agent on such Averaging Date.

SPX Index Initial Value	1,460.12, the SPX Index Value on the Pricing Date.

SPX Index Final Value	With respect to each averaging date, the SPX Index Value as determined by the Calculation Agent on such Averaging Date.

Basket Value	The Basket Value on any day will equal the sum of (i) the EFA Shares Price times the EFA Shares Multiplier and (ii) the EEM Shares Price times the EEM Shares Multiplier on such day.

SPX Index Value
The SPX Index Value on any day will equal the closing value of the SPX Index published on such day on Bloomberg under ticker symbol “SPX”, or in the case of any Successor Index for the SPX Index (as defined below), the Bloomberg ticker for any such Successor Index.

EFA Shares Price	The EFA Shares Price on any day will equal the Closing Price of the EFA Shares times the EFA Shares Adjustment Factor, each as determined by the Calculation Agent on such day.

EEM Shares Price	The EEM Shares Price on any day will equal the Closing Price of the EEM Shares times the EEM Shares Adjustment Factor, each as determined by the Calculation Agent on such day.

Closing Price
Subject to the provisions set out under “—Discontinuance of either Basket Shares and/or MSCI EAFE Index or MSCI Emerging Markets Index; Alteration of Method of Calculation” below, the Closing Price for either of the Basket Shares (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means:

(i)    if such Basket Shares (or any such other security) are listed or admitted to trading on a national securities exchange (other than The NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Basket Shares (or any such other security) are listed or admitted to trading,

(ii) if such Basket Shares (or any such other security) are securities of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii)   if such Basket Shares (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (the “NASD”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If such Basket Shares (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one such Basket Share (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.  If a Market Disruption Event (as defined below) occurs with respect to either of the Basket Shares (or any such other security) or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for such Basket Shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Basket Shares (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  The term “OTC Bulletin Board Service” will include any successor service thereto.  See “—Discontinuance of either Basket Shares and/or MSCI EAFE Index or MSCI Emerging Markets Index; Alteration of Method of Calculation” below.

EFA Shares Adjustment Factor	1.0, subject to adjustment in the event of certain events affecting the EFA Shares. See “—Antidilution Adjustments” below.

EEM Shares Adjustment Factor	1.0, subject to adjustment in the event of certain events affecting the EEM Shares. See “—Antidilution Adjustments” below.

Averaging Dates	December 16, 2008, December 16, 2009, December 16, 2010 and December 16, 2011, in each case subject to adjustment for Market Disruption Events as described in the following paragraph.

If any scheduled Averaging Date is not a Trading Day or an Index Business Day or if there is a Market Disruption Event on such day with respect to either Basket Shares or the SPX Index, the applicable Averaging Date with respect to both Basket Shares and the SPX Index shall be the next succeeding Trading Day and Index Business Day on which there is no Market Disruption Event with respect to the Basket Shares and the SPX Index; provided that if a Market Disruption Event has occurred to any or all of the Basket Shares and the SPX Index on each of the three Trading Days or Index Business Days immediately succeeding any scheduled Averaging Date, as applicable, then (i) such third succeeding Trading Day or Index Business Day will be deemed to be the applicable Averaging Date, notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to any such third Trading Day on which a Market Disruption Event occurs with respect to either or both Basket Shares, the Calculation Agent will determine the price on such third Trading

Day of (A) any undisrupted Basket Shares in accordance with “—EFA Shares Price” or “—EEM Shares Price,” as applicable, and (B) any disrupted Basket Shares in accordance with the method described in the third and fourth sentences of “—Closing Price” above and (iii) with respect to any such third Index Business Day on which a Market Disruption Event occurs with respect to the SPX Index, the Calculation Agent will determine the value on such second Index Business Day of the disrupted SPX Index in accordance with the formula for and method of calculating the SPX Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Index Business Day of each security most recently constituting the SPX Index.

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange LLC (“NYSE”), the American Stock Exchange LLC (“AMEX”), the NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Index Business Day
Index Business Day means a day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the SPX Index (or Successor Index), and on each exchange on which futures or options contracts related to the SPX Index (or Successor Index) are traded, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Book Entry Note or Certificated Note
Book Entry.  The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Notes.  Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the EFA Shares Price and the EEM Shares Price on the Pricing Date and on each Averaging Date, the EFA Shares Multiplier, the EEM Shares Multiplier, the SPX Index Initial Value, the Basket Final Values, the SPX Index Final Values, the Basket Returns and the SPX Index Returns and the Outperformance Returns on each Averaging Date and the Average Outperformance Return.  See “—Discontinuance of either Basket Shares and/or MSCI EAFE Index or MSCI Emerging Markets Index; Alteration of Method of Calculation,” “—Discontinuance of the SPX Index; Alteration of Method of Calculation,” “—Market Disruption Event” and “—Antidilution Adjustments” below.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means,

(a) with respect to each of the EFA Shares and EEM Shares individually:

(i)
the occurrence or existence of a suspension, absence or material limitation of trading of such Basket Shares on the primary market for such Basket Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such Basket Shares as a result of which the reported trading prices for such Basket Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to such Basket Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; or

(ii)
the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the MSCI EAFE Index or the MSCI Emerging Markets Index, as applicable, on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchanges; or

(iii)
the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the MSCI EAFE Index or the MSCI Emerging Markets Index, as applicable, or such Basket Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(v)
a determination by the Calculation Agent in its sole discretion that any event described in clauses (i), (ii) or (iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Notes; and

(b) with respect to the SPX Index:

(i)
the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the level of the SPX Index (or the Successor Index, as defined in “—Discontinuance of the SPX Index; Alteration of Method of Calculation”) on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s); or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the level of the SPX Index (or a Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the SPX Index (or a Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii)
a determination by the Calculation Agent in its sole discretion that any event described in clause (a)(i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Notes.

For the purpose of determining whether a Market Disruption Event exists with respect to the Basket Shares or the SPX Index, respectively, at any time, if trading in a security included in the SPX Index, or in the case of the Basket Shares, in the MSCI EAFE Index or the MSCI Emerging Markets Index, is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the SPX Index, or in the case of the Basket Shares, the level of the MSCI EAFE Index or the MSCI Emerging Markets Index, shall be based on a comparison of (x) the portion of the value of such index attributable to that security relative to (y) the overall value of such index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event with respect to the Basket Shares or the SPX Index, respectively, has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or any exchange-traded fund, including the Basket Shares, will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the SPX Index, or in the case of the Basket Shares, on the MSCI EAFE Index or the MSCI Emerging Markets Index, by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the SPX Index, or in the case of the Basket Shares, to the MSCI EAFE Index or the MSCI Emerging Markets Index, and (5) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the SPX Index, or in the case of the Basket Shares, to the MSCI EAFE Index or the MSCI Emerging Markets Index, are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange	Relevant Exchange means:

(a) with respect to the EFA Shares and the EEM Shares, respectively, the primary exchange or market of trading for any security (or any combination thereof) then included in the MSCI EAFE Index or the MSCI Emerging Markets Index, as applicable, or any Successor Index; and

(b) with respect to the SPX Index, the primary exchange(s) or market(s) of trading for (i) any security then included in the SPX Index, or any Successor Index, and (ii) any futures or options contracts related to the SPX Index or to any security then included in the SPX Index.

Antidilution Adjustments
If the EFA Shares or the EEM Shares are subject to a stock split or reverse stock split, then once such split has become effective, the EFA Shares Adjustment Factor or the EEM Shares Adjustment Factor, as applicable, will be adjusted to equal the product of the prior EFA Shares Adjustment Factor or EEM Shares Adjustment Factor, as applicable, and the number of shares issued in such stock split or reverse stock split with respect to one EFA Share or EEM Share, as applicable.

No adjustment to the EFA Shares Adjustment Factor or the EEM Shares Adjustment Factor pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the “Acceleration Amount”) will be equal to the Payment at Maturity calculated as though the Outperformance Return(s) for any Averaging Date(s) scheduled to occur on or after such date of acceleration were the Outperformance Return as determined by the Calculation Agent on the date of acceleration.

If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Discontinuance of either Basket Shares and/or MSCI EAFE Index or MSCI Emerging Markets Index; Alteration of Method of
Calculation
If the iShares® MSCI EAFE Index Fund or the iShares® MSCI Emerging Markets Index Fund is liquidated or otherwise terminated (a “Liquidation Event”), the Closing Price of the applicable Basket Shares on any Averaging Date will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the MSCI EAFE Index or the MSCI Emerging Markets Index (or any Successor Index, as described below), as applicable, on the applicable Averaging Date (taking into account any material changes in the method of calculating the MSCI EAFE Index or the MSCI Emerging Markets Index following such Liquidation Event) times (ii) a fraction, the numerator of which is the Closing Price of the EFA Shares or the EEM Shares, as applicable, and the denominator of which is the closing value of the MSCI EAFE Index or the MSCI Emerging Markets Index (or any Successor Index, as described below), as applicable, each determined as of the last day prior to the occurrence of the Liquidation Event on which a Closing Price of the EFA Shares or the EEM Shares, as applicable, was available.

If MSCI discontinues publication of the MSCI EAFE Index or the MSCI Emerging Markets Index, as the case may be, and MSCI or another entity (including Morgan Stanley & Co. Incorporated, which we refer to as MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued MSCI EAFE Index or MSCI Emerging Markets Index (such index being referred to herein as a “Successor Index”), then any subsequent Closing Price for the EFA Shares or the EEM Shares, as applicable, following a Liquidation Event, will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the Trading Day on which any Closing Price for the EFA Shares or the EEM Shares is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Notes, within three Business Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If MSCI discontinues publication of the MSCI EAFE Index or the MSCI Emerging Markets Index prior to, and such discontinuance is continuing on, any Averaging Date following a Liquidation Event and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Price for the EFA Shares or the EEM Shares, as applicable, for such date.  The Closing Price for the EFA Shares or the EEM Shares, as applicable, will be computed by the Calculation Agent in accordance with the formula for calculating the MSCI EAFE Index or the MSCI Emerging Markets Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the MSCI EAFE Index or the MSCI Emerging Markets Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the MSCI EAFE Index or the MSCI Emerging Markets Index may adversely affect the value of the Notes.

Discontinuance of the SPX Index; Alteration of Method of
Calculation
If Standard & Poor’s Corporation, which we refer to as S&P, discontinues publication of the SPX Index and S&P or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued SPX Index (such index being referred to herein as a “Successor Index”), then any subsequent SPX Index Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the Trading Day on which any SPX Index Value is to be determined and any reference to the SPX Index shall be deemed to refer to such Successor Index.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three Business Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If S&P discontinues publication of the SPX Index prior to, and such discontinuance is continuing on, any Averaging Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the SPX Index Value for such date.  The SPX Index Value will be computed by the Calculation Agent in accordance with the formula for calculating the SPX Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the SPX Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the SPX Index may adversely affect the value of the Notes.

If at any time the method of calculating the SPX Index or a Successor Index, or the value thereof, is changed in a material respect, or if the SPX Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the SPX Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the SPX Index Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the SPX Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the SPX Index Value with reference to the SPX Index or such Successor Index, as adjusted.  Accordingly, if the method of calculating the SPX Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the SPX Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

The iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund;
Public Information
iShares, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund.   This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index and the MSCI Emerging Markets Index.  Information provided to or filed with the Commission by iShares, Inc. pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Notes offered hereby and does not relate to the Basket Shares.  We have derived all disclosures contained in this pricing supplement regarding iShares, Inc. from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares, Inc.  Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding iShares, Inc. are accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof

(including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Basket Shares (and therefore the price of the Basket Shares at the time we price the Notes) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares, Inc. could affect the value received at maturity with respect to the Notes and therefore the trading prices of the Notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Basket Shares.

We and/or our affiliates may presently or from time to time engage in business with iShares, Inc.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, Inc., and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the Basket Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws.  As a prospective purchaser of the Notes, you should undertake an independent investigation of iShares, Inc. as in your judgment is appropriate to make an informed decision with respect to an investment linked to the Basket Shares.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”).    The Notes are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

The MSCI EAFE Index®
The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.  See “—Affiliation of MSCI, MS & Co. and Morgan Stanley” below.

The MSCI EAFE Index is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and in Europe and Asia, which are Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Index Calculation.  The performance of the MSCI EAFE Index is a free float weighted average of the U.S. dollar values of all of the equity securities (the “Component Securities”) constituting the MSCI indexes for the 21 selected countries (the “Component Country Indices”).  Each Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets.  See “—Maintenance of the MSCI EAFE Index and the Component Country Indices” below.

Prices used to calculate the Component Securities are the official exchange closing prices or prices accepted as such in the relevant market.  In general, all prices are taken from the main stock exchange in each market.  Closing prices are converted into U.S. dollars using the closing exchange rates calculated by The WM Company at 5 p.m. Central Europe Time.  The U.S. dollar value of the MSCI EAFE Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the Component Securities. The MSCI EAFE Index was launched on December 31, 1969 at an initial value of 100.

Maintenance of the MSCI EAFE Index and the Component Country Indices.  In order to maintain the representativeness of the MSCI EAFE Index, structural changes to the MSCI EAFE Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities.  Currently, such changes in the MSCI EAFE Index may only be made on four dates throughout the year: after the last scheduled index close of each February, May, August and November.

MSCI may add additional Component Country Indices to the MSCI EAFE Index or subtract one or more of its current Component Country Indices prior to the expiration of the Notes.

Each Component Country Index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets.  In maintaining each Component Country Index, emphasis is also placed on its continuity, replicability and on minimizing turnover in the MSCI EAFE Index.

MSCI classifies index maintenance in three broad categories.  The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur.  The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events.  The third category consists of full Component Country Index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.

Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events.  They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis.  These changes are reflected in the indices at the time of the event.  All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets.  This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI EAFE Index at the time of their actual occurrence and that should not wait until the annual full Component Country Index review due to their importance.  These quarterly index reviews may result in additions and deletions of Component Securities from a Component Country Index and changes in “Foreign Inclusion Factors,” which reflect the free float for foreign investors, and in number of shares.

Additions and deletions to Component Securities may result from: the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for Component Securities with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events.

Significant changes in free float estimates and corresponding changes in the Foreign Inclusion Factor for Component Securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to Foreign Inclusion Factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the Foreign Inclusion Factor as a result of other events of similar nature.

Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks.

The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November.  The results of the quarterly index reviews are announced at least two weeks prior to their implementation.  Any country may be impacted at the quarterly index review.

The annual full Component Country Index review includes a re-appraisal of the free float-adjusted industry group representation within a country relative to the 85% target, a detailed review of the shareholder information used to estimate free float for Component and non-Component Securities, updating the minimum size guidelines for new and existing Component Securities, as well as changes typically considered for quarterly index reviews.  During a full Component Country Index review, securities may be added or deleted from a Component Country Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for Component Securities changes during quarterly index reviews as discussed above.  The results of the annual full Component Country Index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.  Index maintenance of the Component Country Indices is reflected in the MSCI EAFE Index.

Selection of Component Securities and Calculating and Adjusting for Free Float. The selection of the Component Securities for each Component Country Index is based on the following guidelines:

(i) Define the universe of listed securities within each country;

(ii) Adjust the total market capitalization for each security for its respective free float available to foreign investors;

(iii) Classify securities into industry groups under the Global Industry Classification Standard (GICS); and

(iv) Select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors.  In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a Foreign Inclusion Factor for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits.  MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s Foreign Inclusion Factor. Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in MSCI’s indices.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

These guidelines and the policies implementing the guidelines are designed by, and, ultimately, subject to adjustment by, MSCI.

The MSCI EAFE Index is Subject to Currency Exchange Risk.  Because the closing prices of the Component Securities are converted into U.S. dollars for purposes of calculating the value of the MSCI EAFE Index, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the Component Securities trade.  Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the Component Securities in the MSCI EAFE Index denominated in each such currency.  The devaluation of the U.S. dollar against the currencies in which the Component Securities trade will result in an increase in the value of the MSCI EAFE Index.  Conversely, if the U.S. dollar strengthens against such currencies, the value of the MSCI EAFE Index will be adversely affected and may reduce or eliminate any return on your investment.  Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI EAFE Index, and any negative currency impact on the MSCI EAFE Index may significantly decrease the value of the Notes.  The return on an index composed of the Component Securities where the closing price is not converted into U.S. dollars can be significantly different than the return on the MSCI EAFE Index, which is converted into U.S. dollars.

Affiliation of MSCI, MS & Co. and Morgan Stanley.  Each of MSCI and MS & Co. is a majority-owned subsidiary of Morgan Stanley.  MSCI is responsible for the MSCI EAFE Index and the guidelines and policies governing its composition and calculation.  Although judgments, policies and determinations concerning the MSCI EAFE Index are made solely by MSCI, Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI.  MSCI® is a registered trademark and service mark of MSCI.

BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE NOTES, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS MADE IN DETERMINING THE MSCI EAFE INDEX.  THE POLICIES FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT SECURITIES COMPOSING THE MSCI EAFE INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES

ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI EAFE INDEX.  FURTHERMORE, THE POLICIES FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI EAFE INDEX COULD ALSO AFFECT THE VALUE OF THE MSCI EAFE INDEX.  IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI EAFE INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT FOR THE NOTES, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE RETURN ON YOUR INVESTMENT.  ANY SUCH ACTIONS COULD ADVERSELY AFFECT THE VALUE OF THE NOTES.

It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the Component Securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the MSCI EAFE Index.

The MSCI Emerging Markets Index
The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.  See “—Affiliation of MSCI, MS & Co. and Morgan Stanley” below.

The MSCI Emerging Markets Index was developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

Index Calculation.  The performance of the MSCI Emerging Markets Index is a free float weighted average of the U.S. dollar values of all of the equity securities (the “Component Securities”) constituting the MSCI indexes for the selected countries (the “Component Country Indices”).  As of June 2007, the MSCI Emerging Markets Index consisted of the following 25 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Korea, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.  Each Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets.  See “—Maintenance of the MSCI Emerging Markets Index and the Component Country Indices” below.

Prices used to calculate the Component Securities are the official exchange closing prices or prices accepted as such in the relevant market.  In general, all prices are taken from the main stock exchange in each market.  Closing prices are converted into U.S. dollars on a real time basis and disseminated every 60 seconds during market trading hours.  It is also calculated on an end of day basis.  The MSCI Emerging Markets Index has a base date of December 31, 1987.

Maintenance of the MSCI Emerging Markets Index and the Component Country Indices.  In order to maintain the representativeness of the MSCI Emerging Markets Index, structural changes to the MSCI Emerging Markets Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities.  Currently, such changes in the MSCI Emerging Markets Index may only be made on four dates throughout the year: after the last scheduled index close of each February, May, August and November.

MSCI may add additional Component Country Indices to the MSCI Emerging Markets Index or subtract one or more of its current Component Country Indices prior to the expiration of the Notes.

Each Component Country Index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets.  In maintaining each Component Country Index, emphasis is also placed on its continuity, replicability and on minimizing turnover in the MSCI Emerging Markets Index.

MSCI classifies index maintenance in three broad categories.  The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur.  The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events.  The third category consists of full Component Country Index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.

Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events.  They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis.  These changes are reflected in the indices at the time of the event.  All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets.  This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI Emerging Markets Index at the time of their actual occurrence and that should not wait until the annual full Component Country Index review due to their importance.  These quarterly index reviews may result in additions and deletions of Component Securities from a Component Country Index and changes in “Foreign Inclusion Factors,” which reflect the free float for foreign investors, and in number of shares.

Additions and deletions to Component Securities may result from: the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for Component Securities with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events.

Significant changes in free float estimates and corresponding changes in the Foreign Inclusion Factor for Component Securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to Foreign Inclusion Factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the Foreign Inclusion Factor as a result of other events of similar nature.

Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks.

The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November.  The results of the quarterly index reviews are announced at least two weeks prior to their implementation.  Any country may be impacted at the quarterly index review.

The annual full Component Country Index review includes a re-appraisal of the free float-adjusted industry group representation within a country relative to the 85% target, a detailed review of the shareholder information used to estimate free float for Component and non-Component Securities, updating the minimum size guidelines for new and existing Component

Securities, as well as changes typically considered for quarterly index reviews.  During a full Component Country Index review, securities may be added or deleted from a Component Country Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for Component Securities changes during quarterly index reviews as discussed above.  The results of the annual full Component Country Index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs. Index maintenance of the Component Country Indices is reflected in the MSCI Emerging Markets Index.

Selection of Component Securities and Calculating and Adjusting for Free Float. The selection of the Component Securities for each Component Country Index is based on the following guidelines:

(i) Define the universe of listed securities within each country;

(ii) Adjust the total market capitalization for each security for its respective free float available to foreign investors;

(iii) Classify securities into industry groups under the Global Industry Classification Standard (GICS); and

(iv) Select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors.  In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a Foreign Inclusion Factor for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits.  MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s Foreign Inclusion Factor.  Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in MSCI’s indices.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

These guidelines and the policies implementing the guidelines are designed by, and, ultimately, subject to adjustment by, MSCI.

The MSCI Emerging Markets Index is Subject to Currency Exchange Risk.  Because the closing prices of the Component Securities are converted into U.S. dollars for purposes of calculating the value of the MSCI Emerging Markets Index, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the Component Securities trade.  Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the Component Securities in the MSCI Emerging Markets Index denominated in each such currency.  The devaluation of the U.S. dollar against the currencies in which the Component Securities trade will result in an increase in the value of the MSCI Emerging Markets Index.  Conversely, if the U.S. dollar strengthens against such currencies, the value of the MSCI Emerging Markets Index will be adversely affected and may reduce or eliminate any return on your investment.  Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI Emerging Markets Index, and any negative currency impact on the MSCI Emerging Markets Index may significantly decrease the value of the Notes.  The return on an index composed of the Component Securities where the closing price is not converted into U.S. dollars can be significantly different than the return on the MSCI Emerging Markets Index, which is converted into U.S. dollars.

Affiliation of MSCI, MS & Co. and Morgan Stanley.  Each of MSCI and MS & Co. is a majority-owned subsidiary of ours.  MSCI is responsible for the MSCI Emerging Markets Index and the guidelines and policies governing its composition and calculation.  Although judgments, policies and determinations concerning the MSCI Emerging Markets Index are made solely by MSCI, we, as the parent company of MSCI, are ultimately responsible for MSCI.  MSCI® is a registered trademark and service mark of MSCI.

BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE NOTES, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS MADE IN DETERMINING THE MSCI EMERGING MARKETS INDEX.  THE POLICIES FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT SECURITIES COMPOSING THE MSCI EMERGING MARKETS INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI EMERGING MARKETS INDEX.

FURTHERMORE, THE POLICIES FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI EMERGING MARKETS INDEX COULD ALSO AFFECT THE VALUE OF THE MSCI EMERGING MARKETS INDEX.  IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI EMERGING MARKETS INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT FOR THE NOTES, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE RETURN ON YOUR INVESTMENT.  ANY SUCH ACTIONS COULD ADVERSELY AFFECT THE VALUE OF THE NOTES.

It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the Component Securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the MSCI Emerging Markets Index.

S&P 500® Index
We have derived all information contained in this pricing supplement regarding the S&P 500 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P.  The S&P 500 Index was developed by S&P and is calculated, maintained and published by S&P.  We make no representation or warranty as to the accuracy or completeness of such information.

The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The “Market Value” of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock.  The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500 Index has adopted a float adjustment methodology so that the S&P 500 Index reflects only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  The float adjustment methodology excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the “Index Divisor.”  By itself, the Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index.  The Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment.  By adjusting the Index Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant.  This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index.  All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments.

The table below summarizes the types of S&P 500 Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes

Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights Offering	Price of parent company minus	Yes
Price of Rights Right Ratio

Spin-Off	Price of parent company minus	Yes
Price of Spinoff Co. Share Exchange Ratio

Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Market Value
Pre-Event Index Value

A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

In this pricing supplement, unless the context requires otherwise, references to the S&P 500 Index will include any Successor Index and references to S&P will include any successor to S&P.

Historical Information
The following two tables set forth the high and low closing prices, as well as end-of-quarter closing prices, of the EFA Shares and the EEM Shares for each quarter in the period from January 1, 2003 through December 20, 2007 (in the case of the EEM Shares, from April 11, 2003, the date of inception of the iShares® MSCI Emerging Markets Index Fund, through December 20, 2007).  The third table below sets forth the high and low closing values, as well as end-of-quarter closing values, of the SPX Index for each quarter in the period from January 1, 2003 through December 20, 2007.  On December 20, 2007, the Closing Price of the EFA Shares was $79.13 and the Closing Price of the EEM Shares was $149.22.  On December 20, 2007, the closing value of the SPX Index was 1,460.12.  We obtained the information in the tables below from Bloomberg Financial Markets, without independent verification.  The historical prices of the EFA Shares and the EEM Shares and the historical values of the SPX Index should not be taken as an indication of future performance, and no assurance can be given as to the prices of the EFA Shares and the EEM Shares or the value of the SPX Index on any Averaging Date.  We cannot give you any assurance that the Basket will outperform the SPX Index on any Averaging Date so that you will receive a Payment at Maturity which is greater than the Stated Principal Amount of each Note.

EFA Shares	High	Low	Period End
2003
First Quarter	34.1500	28.8133	30.2000
Second Quarter	37.7700	30.6700	36.1033
Third Quarter	40.3833	36.0667	39.0000
Fourth Quarter	45.5933	40.2167	45.5933
2004
First Quarter	48.1000	45.1167	47.2000
Second Quarter	48.1000	43.3833	47.6667
Third Quarter	47.4033	44.4667	47.1333
Fourth Quarter	53.4167	47.1333	53.4167
2005
First Quarter	55.2500	51.2567	52.9567
Second Quarter	53.8333	51.2767	52.3900
Third Quarter	58.4800	51.9500	58.1000
Fourth Quarter	60.9400	54.7200	59.4300
2006
First Quarter	65.3800	60.3300	64.9200
Second Quarter	70.5800	59.4600	65.3900
Third Quarter	68.3600	61.7000	67.7500
Fourth Quarter	74.3300	67.9400	73.2200
2007
First Quarter	76.7200	70.9000	76.2600
Second Quarter	81.7800	76.5000	80.7700
Third Quarter	83.6200	73.9400	82.5900
Fourth Quarter (through December 20, 2007)	86.1000	78.2400	79.1300

EEM Shares	High	Low	Period End
2003
Second Quarter (from April 11, 2003)	40.8667	33.2333	39.9667
Third Quarter	47.6600	40.4000	45.3100
Fourth Quarter	54.6433	46.5000	54.6433
2004
First Quarter	59.5067	55.1500	58.5000
Second Quarter	60.6133	47.6533	53.8767
Third Quarter	57.5000	50.8900	57.5000
Fourth Quarter	67.2833	56.7000	67.2833
2005
First Quarter	73.9500	63.6333	67.6000
Second Quarter	73.1100	65.1000	71.6000
Third Quarter	85.0200	71.8300	84.8800
Fourth Quarter	89.5000	75.1500	88.2500
2006
First Quarter	100.7800	91.5500	99.0000
Second Quarter	111.1000	81.9500	93.9000
Third Quarter	99.3000	87.6000	96.7700
Fourth Quarter	114.6000	95.3000	114.1700
2007
First Quarter	118.6300	105.2900	116.5000
Second Quarter	133.2000	117.4500	131.6500
Third Quarter	150.4000	118.5000	149.4500
Fourth Quarter (through December 20, 2007)	167.1900	141.5300	149.2200

SPX Index	High	Low	Period End
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter (through December 20, 2007)	1,565.15	1,407.22	1,460.12

The following graph plots the hypothetical historical percentage performance of the Basket and the historical percentage performance of the SPX Index for the period from April 11, 2003 to December 20, 2007, using the values of the Basket Shares and the SPX Index on April 11, 2003 as the starting point.  We obtained the information on which the graph below is based from Bloomberg Financial Markets, without independent verification.  The hypothetical historical performance of the Basket and the historical performance of the SPX Index cannot be taken as an indication of their future performance.

The following graph plots the hypothetical average outperformance of a hypothetical basket comprised of the MSCI EAFE Index, with a 75% weighting, and the MSCI Emerging Markets Index, with a 25% weighting, relative to the SPX Index over rolling four-year periods commencing on each day in the period from January 1, 1997 to December 20, 2003.  Accordingly, each plot point in the graph below represents the hypothetical average outperformance as calculated for the four-year period ending on the day related to the plot point within the period commencing on January 1, 2001 and ending on December 20, 2007 (e.g. the plot point for December 20, 2007 shows the hypothetical average outperformance in the four-year period from December 20, 2003 to December 20, 2007).  As the date of inception of the iShares® MSCI Emerging Markets Index Fund was April 11, 2003, the following graph covers a longer period than the preceding graph, as it is based on the historical performances of the respective indices underlying each of the EFA Shares and the EEM Shares, for which earlier historical data is available.  Accordingly, the following graph is not based upon the historical performances of the EFA Shares or the EEM Shares, which underlie the Notes.  Since the performance of the EFA Shares does not exactly replicate the performance of the MSCI EAFE Index and, similarly, the performance of the EEM Shares does not exactly replicate the performance of the MSCI Emerging

Markets Index, the following graph is being provided for reference purposes only. In addition, the hypothetical average outperformance plotted in the graph below does not take into account the fact for purposes of calculating the Average Outperformance Return for the Securities, any negative Outperformance Return will be deemed to be zero. The hypothetical average outperformance of the hypothetical basket shown in the following graph cannot be taken as an indication of the Average Outperformance Return for the Notes.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries.  The Original Issue Price of the Notes includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking long positions in the Basket Shares and trading short in the stocks underlying the SPX Index or by taking positions in options contracts on the Basket Shares and taking positions in futures contracts on the SPX Index. Such purchase activity could have potentially increased the price of the Basket Shares and/or decreased the level of the SPX Index and, as a result, could have adversely affected the relative values at which the Basket and the SPX Index must close before you would receive at maturity a payment that exceeds the principal amount of the Notes.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling futures or options contracts on the Basket Shares or the SPX Index listed on major securities markets, exchange traded funds or by selling positions related to the Basket Shares and purchasing positions related to the SPX Index or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling or purchasing any such securities or instruments on any Averaging Date.  We cannot give any assurance that our hedging activities will not affect the value of the Basket or the SPX Index and, therefore, adversely affect the value of the Notes or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the Aggregate Principal Amount of Notes set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent may allow a concession not in excess of the applicable sales commission to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG; provided that concessions allowed to dealers in connection with the offering may be reclaimed by the Agent, if, within 30 days of the offering, the Agent repurchases the Notes distributed by such dealers.  After the initial offering of the Notes, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Notes against payment therefor in New York, New York on December 28, 2007, which will be the fifth scheduled Business Day following the Pricing Date.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Notes more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes.  Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account.  The Agent must close out any naked short position by purchasing the Notes in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes in the open market to stabilize the price of the Notes.  Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement, the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

License Agreement between
Standard & Poor’s® Corporation and Morgan Stanley
Standard & Poor’s® Corporation, or S&P, and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with securities, including the Notes.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Notes are not sponsored, endorsed, sold or promoted by S&P.  S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P 500 Index to track general stock market performance.  S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to us or the Notes.  S&P has no obligation to take our needs or the needs of the owners of the Notes into consideration in determining, composing or calculating the S&P 500 Index.  S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN.  S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

ERISA Matters for Pension Plans
and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) provides a limited exception for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption).

Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23,

95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal Income Taxation
The Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the conditions and limitations set forth in the accompanying prospectus supplement in the section called “United States Federal Taxation.”

Tax Consequences to U.S. Holders

Please read the discussions in the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement, hereafter referred to as the “Tax Disclosure Sections”, concerning the U.S. federal income tax consequences of investing in the Notes.

In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount (“OID”) as interest income on the Notes on a constant yield basis in each year that they hold the Notes, even though no stated interest will be paid on the Notes.  As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, as discussed in the accompanying prospectus supplement.  In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

The rate of accrual of OID on the Notes is the “comparable yield” as described in the Tax Disclosure Sections of the accompanying prospectus supplement.  We have determined that the comparable yield is an annual rate of 4.6539% compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a Note (assuming an issue price of $1,000) consists of a projected amount equal to $1,200.8354 due at maturity.

Based on the comparable yield set forth above, the following table states the amount of OID (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Notes) that will be deemed to have accrued with respect to a Note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year):

PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2007	$0.2586	$0.2586
January 1, 2008 through June 30, 2008	$23.2755	$23.5341
July 1, 2008 through December 31, 2008	$23.8171	$47.3512
January 1, 2009 through June 30, 2009	$24.3713	$71.7225
July 1, 2009 through December 31, 2009	$24.9384	$96.6610
January 1, 2010 through June 30, 2010	$25.5188	$122.1797
July 1, 2010 through December 31, 2010	$26.1126	$148.2923
January 1, 2011 through June 30, 2011	$26.7202	$175.0125
July 1, 2011 through December 20, 2011	$25.8230	$200.8354

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

Tax Consequences to Non-U.S. Holders

If you are a non-U.S. investor, please read the discussions under “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of investing in the Notes.  Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the Notes is effectively connected with the conduct of a trade or business in the United States.  Such non-U.S. investors should consult their own tax advisors regarding the potential tax consequences of investing in the Notes.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the Notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.